Exhibit 10.1

UNITED STATES CELLULAR CORPORATION

2018 EXECUTIVE OFFICER ANNUAL INCENTIVE PLAN

Effective January 1, 2018

I.  PURPOSE
  To provide incentive for the executive officers of United States Cellular Corporation (“U.S. Cellular” or “Company”) to extend their best efforts towards achieving superior results in relation to key business performance targets;
  To reward U.S. Cellular executive officers in relation to their success in meeting and exceeding the performance targets; and
  To attract and retain talented leaders in positions of critical importance to the success of the Company.

II.  ELIGIBLE PARTICIPANTS

The following U.S. Cellular officers are eligible to participate in this 2018 Executive Officer Annual Incentive Plan (“Plan”):  all Executive Vice Presidents and the Senior Vice President - Chief Human Resources Officer.

III.  PERFORMANCE MEASURES & WEIGHTINGS

Performance Measures	Component Weighting	Overall Plan Weighting
Consolidated Total Revenues	35%	21%
Consolidated Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization	30%	18%
Consolidated Capital Expenditures	20%	12%
Customer Engagement	15%	9%
Company Performance		60%
Chairman Assessment on Strategic Initiatives		10%
Individual Performance		30%

IV.  PERFORMANCE MEASURES DEFINITIONS

Company Performance - Weighting: 60%: Actual performance will be assessed against the targeted performance for each performance measure.  The performance measures are defined below.

Consolidated Total Operating Revenues: Total operating revenues determined on a consolidated company-wide basis and in a manner consistent with U.S. Cellular’s presentation of total operating revenues for external reporting purposes.

Consolidated Adjusted EBITDA (i.e., Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization):  Adjusted EBITDA determined on a consolidated company-wide basis and in a manner consistent with U.S. Cellular’s presentation of Adjusted EBITDA for external reporting purposes, and further adjusted to remove the effects of expenses associated with the annual bonus and performance share unit plans.

Consolidated Capital Expenditures:  Capital expenditures determined on a consolidated company-wide basis and in a manner consistent with U.S. Cellular’s presentation of capital expenditures against targeted capital expenditures may not be sufficiently comprehensive because it would measure actual expenditures, but not necessarily the efficiency and/or productivity of those expenditures.  Therefore, if appropriate, the measurement of actual expenditures against targeted expenditures could incorporate an adjustment for spending efficiency/productivity which could include an assessment of the degree of completion of certain projects.  The determination of whether such an adjustment is appropriate and the amount of the adjustment will be made by the President and CEO and will be subject to the review and approval of the Chairman.

Customer Engagement:  Customer Engagement as measured by the Loyalty Index Score from the Customer Engagement Total Experience Survey.  The Loyalty Index Score is a calculated score of customers’ responses based on their overall experience of U.S. Cellular, including overall brand, network and customer experience, laddering to overall satisfaction, likelihood to recommend and likelihood to continue to do business with U.S. Cellular.

Notes:

  Results associated with acquisitions and / or divestitures will be evaluated on a case-by-case basis to determine whether adjustments to target or actual results are warranted.
  The Chairman in his discretion may adjust targets to reflect unanticipated events.

Chairman Assessment on Strategic Initiatives - Weighting: 10%:

The Chairman in his qualitative and subjective assessment of U.S. Cellular’s overall company performance during the year will consider the following key factors and any other information he deems relevant in determining the level of attainment for this measure:

  Achievement of key goals and objectives provided to the U.S. Cellular board of directors.
  Accomplishing / making commendable progress on major initiatives for the year to the extent not covered under the key goals and objectives provided to the board of directors.
  Developing and enhancing strategies and plans that strengthen the Company’s ability to successfully compete in the marketplace.

Individual Performance - Weighting: 30%:

Each participating officer’s individual performance for the year will be assessed by the President and CEO based on such officer’s effectiveness/success with regard to:

  Carrying out his/her ongoing responsibilities and key initiatives during the performance year.
  Executive level leadership and teamwork.
  Identification and development of key talent for succession planning purposes.
  Engagement as measured in large part by the Company’s culture survey.

In making these assessments, the President and CEO also will take into consideration:

  Performance feedback received on the participating officer.
  The participating officer’s report on his/her activities/accomplishments for the performance year.

V.  MISCELLANEOUS PROVISIONS

The Plan is subject to the Administrative Guidelines attached hereto as Exhibit A.  There are no oral or written agreements or understandings between U.S. Cellular and the participants affecting or relating to this Plan not referenced herein.  If the participant fails to adhere to the ethical and legal standards as referenced by U.S. Cellular policy, U.S. Cellular shall have the right to revoke this Plan, reduce or eliminate compensation as it applies to the violator, or any other remedy as provided by corporate policy or law.

Any compensation earned or paid pursuant to this Plan is subject to forfeiture, recovery by U.S. Cellular or other action pursuant to any clawback or recoupment policy which U.S. Cellular may adopt from time to time, including without limitation any such policy which U.S. Cellular may be required to adopt under the Dodd-Frank Wall Street Reform and Consumer Protection Act and implementing rules and regulations thereunder, or as otherwise required by law.

This Plan shall not be construed as an employment contract or as a promise of continuing employment between U.S. Cellular and the partipating officer.  Employment with U.S. Cellular is terminable at will, i.e., either the participant or U.S. Cellular may terminate the relationship at any time, with or without cause.

The Executive Officer Annual Incentive Plan, as set forth in this document, represents the general guidelines U.S. Cellular intends to utilize to determine what bonus payments, if any, will be paid to the participating officers.  U.S. Cellular reserves the right to modify or terminate the Plan at its sole discretion, at any time and for any reason, with or without written notification and without regard to the effect that any such action may have on any participating officer’s bonus or potential bonus.  U.S. Cellular shall have the full power and authority to interpret and administer the Plan and shall be the sole arbiter of all matters of interpretation and application of the Plan.

VI.  BONUS RANGES AS A PERCENT OF TARGET

The bonus ranges were set to reinforce the Company’s pay for performance philosophy.  Minimum performance levels for each component need to be achieved before any bonus is earned for that component.  The ranges result in substantial reductions in bonuses when targets are not achieved, and greater rewards for above target performance.

Company Performance Measures:

Performance Measure	Minimum	Maximum
Consolidated Total Revenues	90%	110%
Consolidated Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization	80%	120%
Consolidated Capital Expenditures	110%	80%
Customer Engagement	95%	110%

Bonus Payouts as a Percent of Target at Minimum and Maximum Performance Levels:

Performance Measure	Minimum	Target	Maximum
Consolidated Total Revenues	50%	100%	225%
Consolidated Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization	50%	100%	225%
Consolidated Capital Expenditures	50%	100%	225%
Customer Engagement	50%	100%	225%

Bonus payouts between the minimum and target performance levels and between the target and maximum performance levels will be computed by interpolation.

Any bonus for performance below the minimum level will be determined and approved at the discretion of the Chairman.

Chairman Assessment on Strategic Initiatives:

Performance Criteria	% Payout Range
Far exceeds target performance: Performance greatly exceeded that which was planned and expected.	150% - 200%
Significantly exceeds target performance: Performance significantly exceeded that which was planned and expected.	120% - 150%
Somewhat exceeds / fully meets / almost fully meets target performance: Performance was essentially equivalent to that which was planned and expected.	80% - 120%
Partially meets target performance: Given the conditions that prevailed, performance was sufficient to merit a partial bonus.	Up to 80%
Well below target performance: Given the conditions that prevailed, performance was not sufficient to merit any bonus.	0%

Individual Performance:

Performance Criteria	% Payout Range
Far Exceeds Expectations (FE)	130% - 150%
Exceeds Expectations (EE)	110% - 130%
Meets Expectations (ME)	80% -110%
Partially Meets Expectations (PM)	0%
Fails to Meet Expectations (FM)	0%

President and CEO	Date

Chairman	Date

Exhibit A

Administrative Guidelines

PLAN YEAR EFFECTIVE DATES

January 1, 2018 – December 31, 2018

GENERAL ADMINISTRATION

The target annual bonus payout for Plan participants will be based on the participating officer’s base earnings paid during the bonus period.  Base earnings include base wages, paid time off, and any differential pay (excludes short-term disability pay, bonuses, equity and any additional compensation not related to base earnings).

VESTING

The bonus does not vest and no bonus shall be paid unless the participating officer remains employed through the actual bonus payout date. Special rules apply to those participating officers who retire or die before the actual bonus payout date (see below).

To the extent and only to the extent that any bonus is paid for the plan year, such bonus shall be deemed to have been earned on December 31, 2018.

NEW HIRE ELIGIBILITY

Eligibility for participation in this Plan and any payout will be determined at the discretion of the President and CEO.

SEPARATION PRIOR TO PAYOUT VESTING DATE

Not eligible for a payout unless separation is due to retirement or death (see below), or unless approved by the President and CEO.

RETIREMENT

Prior to Payout Vesting Date

DEATH Prior to Payout Vesting Date

Participating officer must be at least age 55 and have a minimum of 10 years of 401(k) vesting service at time of retirement to be eligible for a payout (unless otherwise approved by the President and CEO).

In the event of death or retirement during the plan year (1/1 – 12/31) a prorated bonus for time worked at target (100% Plan attainment) will be paid.  The payout will be made as soon as administratively possible following the date of the event (but no later than the Bonus Payout Date, as described below).

In the event of death or retirement after the plan year, but before the payout date for the plan year, a participant will be eligible to receive a bonus for time worked in the prior year based upon actual Plan attainment (company, chairman assessment and individual performance), or if actual Plan attainment is not available on the date of the event, at target (100% Plan attainment). The payout will be made as soon as administratively possible following the date of the event (but no later than the Bonus Payout Date, as described below).

LEAVE OF ABSENCE

A leave of absence includes the following:  Short-term Disability, FMLA Leave of Absence, Paid Parental Leave, Unpaid Medical Leave of Absence, Military Service Leave of Absence and Personal Leave of Absence.  Bonus payouts will be prorated for any portion of the plan year for which the participating officer had unpaid hours.  Unpaid hours are defined as those hours where accrued benefit time (i.e. sick, vacation, personal, etc.) was NOT applied to the leave of absence.

TRANSFERS/PROMOTIONS DURING PLAN YEAR

Within/ Between Annual Plans:

If a participating officer is promoted / transferred within or between annual incentive plan(s), no pro-rations will be made in determining the officer’s bonus.  The participating officer’s bonus will be based on the officer’s plan as of 12/31/18.

Between an Annual Plan and a Quarterly or Monthly Plan:

Prorated payouts from both positions/plans will be determined following the end of the plan year.   The following factors will be considered in the determination of the payout: both plans’ attainment percentages, individual performance in each job/plan,  the last base earnings from each position occupied during the plan year (if applicable), target incentive assigned for each position’s pay grade, and percentage of time worked in each position/plan during the plan year.

TRANSFERS TO/ FROM TDS DURING THE PLAN YEAR	If a participating officer transfers to/from another TDS business unit, he/she will be eligible to receive a prorated payout based on the factors listed above.

BONUS PAYOUT DATE

Bonuses are to be paid during the period commencing on January 1, 2019 and ending on March 15, 2019. Historically, bonuses have been paid in March on or before March 15th of the year following the end of the plan year (12/31).  Notwithstanding the foregoing, in the event that payment by March 15, 2019 is administratively impracticable and such impracticability was unforeseeable (in each case, such that the payment continues to qualify as a “short-term deferral” within the meaning of section 409A of the Internal Revenue Code), payment will be made as soon as administratively practicable after March 15, 2019, but in no event later than December 31, 2019.  Payment will be in the form of a lump sum.